Exhibit 99.1

     New York Community Bancorp, Inc. Announces 2007 Annual Meeting Results

     WESTBURY, N.Y.--(BUSINESS WIRE)--May 30, 2007--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today announced the results of its Annual Meeting of Shareholders, held earlier in the day in Flushing, New York.

     Shareholders of the Company approved both proposals submitted by the Board of Directors for their consideration, including the re-election of five nominees to the Board for three-year terms of office: Donald M. Blake, Michael J. Levine, The Honorable Guy V. Molinari, John A. Pileski, and John M. Tsimbinos. In addition, the Company's shareholders ratified the appointment of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2007.

     With assets of approximately $30 billion (including assets acquired in its recent merger transaction with PennFed Financial Services, Inc.), New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. New York Community Bank currently serves its customers through 160 branches in New York City, Long Island, and Westchester County in New York and Essex, Hudson, Union, Monmouth, Middlesex, and Ocean Counties in New Jersey. The Community Bank operates through eight local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and Penn Federal Savings Bank. New York Commercial Bank currently has 27 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.


     CONTACT: New York Community Bancorp, Inc.
              Ilene A. Angarola, First Senior Vice President &
              Director, Investor Relations, 516-683-4420